AGREEMENT AND PLAN OF ACQUISITION BETWEEN
                  TEMPLETON GLOBAL GOVERNMENTS INCOME TRUST AND
                       TEMPLETON GLOBAL INCOME FUND, INC.

     THIS AGREEMENT AND PLAN OF ACQUISITION (the "Plan") is made as of this 26th day of February, 2002, by and between Templeton Global Governments Income Trust, a business trust formed under the laws of the Commonwealth of Massachusetts and a non-diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended ("1940 Act") (the "Trust"), with its principal place of business at 500 East Broward Boulevard, Fort Lauderdale, Florida 33394, and Templeton Global Income Fund, Inc., a corporation incorporated under the laws of the State of Maryland and a non-diversified, closed-end management investment company registered under the 1940 Act ("Global Income Fund"), with its principal place of business at 500 East Broward Boulevard, Fort Lauderdale, Florida 33394.

                                 REORGANIZATION

     The acquisition (hereinafter referred to as the "Reorganization") will consist of (i) the acquisition by the Global Income Fund of substantially all of the property, assets and goodwill of the Trust in exchange solely for full and fractional shares of common stock, par value $0.01 per share of Global Income Fund ("Global Income Fund Shares"); (ii) the distribution of Global Income Fund Shares to the shareholders of the Trust according to their respective interests in liquidation of the Trust; and (iii) the dissolution of the Trust as soon as is practicable after the closing (as defined in Section 3, hereinafter called the "Closing"), all upon and subject to the terms and conditions of this Plan hereinafter set forth.

                                    AGREEMENT

     In order to consummate the Plan and the Reorganization and in consideration of the premises and of the covenants and agreements hereinafter set forth, and intending to be legally bound, the parties hereto covenant and agree as follows:

1.   SALE AND TRANSFER OF ASSETS, LIQUIDATION AND DISSOLUTION OF THE TRUST.
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     (a) Subject to the terms and conditions of this Plan, and in reliance on the representations and warranties of Global Income Fund herein contained, and in consideration of the delivery by Global Income Fund of the number of Global Income Fund Shares hereinafter provided, the Trust agrees that it will convey, transfer and deliver to Global Income Fund at the Closing all of the Trust's then existing assets, free and clear of all liens, encumbrances and claims whatsoever (other than shareholders' rights of redemption, if any), except for cash, bank deposits or cash equivalent securities in an estimated amount necessary to: (i) pay the costs and expenses of carrying out this Plan (including, but not limited to, fees of counsel and accountants, and expenses of its liquidation and dissolution contemplated hereunder), which costs and expenses shall be established on the Trust's books as liability reserves; (ii) discharge its unpaid liabilities on its books at the closing date (as defined in Section 3, hereinafter called the "Closing Date"), including, but not limited to, its income dividends and capital gains distributions, if any, payable for the period prior to, and through, the Closing Date and excluding those liabilities that would otherwise be discharged at a later date in the ordinary course of business; and (iii) pay such contingent liabilities as the Board of Trustees of the Trust (the "Trust Board") shall reasonably deem to exist against the Trust, if any, at the Closing Date, for which contingent and other appropriate liability reserves shall be established on the Trust's books (hereinafter "Net Assets"). The Trust shall also retain any and all rights that it may have over and against any person that may have arisen up to and including he close of business on the Closing Date.

     (b) Subject to the terms and conditions of this Plan, and in reliance on the representations and warranties of the Trust herein contained, and in consideration of such sale, conveyance, transfer and delivery, Global Income Fund agrees at the Closing to deliver to the Trust the number of Global Income Fund Shares, determined by: (a) dividing the value of the Trust's Net Assets by the number of outstanding shares of beneficial interest, par value $0.01 per share, of the Trust ("Trust Shares"); (b) dividing the value of Global Income Fund's net assets by the number of outstanding Global Income Fund Shares; (c) dividing the quotient calculated in step (a) by the quotient calculated in step
         (b); and (d) multiplying the quotient calculated in step (c) by the number of outstanding Trust Shares as of 4:00 p.m. Eastern time on the Closing Date. All such values shall be determined in the manner and as of the time set forth in Section 2 hereof.

     (c) Immediately following the Closing, the Trust shall effect a liquidating distribution of the Global Income Fund Shares received by the Trust pursuant to this Section 1, together with any other assets, pro rata to the Trust's shareholders of record as of the close of business on the Closing Date. Such liquidating distribution shall be accomplished by the establishment of accounts on the share records of Global Income Fund of the type and in the amounts due such shareholders based on their respective holdings as of the close of business on the Closing Date. Fractional Global Income Fund Shares shall be carried to the fourth decimal place. As promptly as is practicable after the Closing, each holder of any outstanding certificate or certificates representing Trust Shares shall be entitled to surrender the same to the transfer agent for Global Income Fund in exchange for the number of Global Income Fund Shares into which the Trust Shares theretofore represented by the certificate or certificates so surrendered shall have been converted. Certificates for Global Income Fund Shares shall not be issued, unless specifically requested by the shareholders. Until so surrendered, each outstanding certificate which, prior to the Closing, represented Trust Shares shall be deemed for all Global
         Income Fund purposes to evidence ownership of the number of Global Income Fund Shares into which the Trust Shares (which prior to the Closing were represented thereby) have been converted. Promptly following the Closing and the liquidating distribution of the Global Income Fund Shares (and any resolution of litigation or other contingent liabilities), the Trust shall be dissolved.

2.    VALUATION.
     -----------

     (a) The value of the Trust's Net Assets to be acquired by Global Income Fund hereunder shall be computed as of 4:00 p.m. Eastern time on the Closing Date in a manner consistent with the valuation procedures described in the Trust's registration statement on Form N-2 dated November 22, 1988, as such disclosures have been amended to date by any: (i) amendments to the Trust's Form N-2 filed with the U.S. Securities and Exchange Commission (the "SEC"); (ii) press releases issued on behalf of the Trust; and (iii) the Trust annual or semi-annual reports sent to shareholders pursuant to Section 30 of the 1940 Act (together, the "Trust Disclosure Documents").

     (b) The net asset value per Trust Share shall be determined to the second decimal place as of 4:00 p.m. Eastern time on the Closing Date in a manner consistent with the valuation procedures described in the Trust's Disclosure Documents.

     (c) The net asset value of a share of common stock of Global Income Fund Shares shall be determined to the second decimal place as of 4:00 p.m. Eastern time on the Closing Date in a manner consistent with the valuation procedures described in Global Income Fund's registration statement on Form N-2 dated March 17, 1988, as such disclosures have been amended to date by any: (i) amendments to Global Income Fund's Form N-2 filed with the SEC; (ii) press releases issued on behalf of Global Income Fund; and (iii) Global Income Fund annual or semi-annual reports sent to shareholders pursuant to Section 30 of the 1940 Act (together, the "Global Income Fund Disclosure Documents").

3.   CLOSING AND CLOSING DATE.
     --------------------------

     The Closing Date shall be August 30, 2002, or such later date as the parties may mutually agree. The Closing shall take place at the principal office of Global Income Fund at 5:00 p.m. Eastern time, on the Closing Date. The Trust shall have provided for delivery as of the Closing of those Net Assets of the Trust to be transferred to the account of Global Income Fund's custodian, JPMorgan Chase Bank, MetroTech Center, Brooklyn, New York 11245. Also, the Trust shall deliver at the Closing a list of names and addresses of the shareholders of record of the Trust's Shares and the number of full and fractional shares of common stock of the Trust Shares owned by each such shareholder, indicating thereon which such shares are represented by outstanding certificates and which by book-entry accounts, all as of 4:00 p.m. Eastern time on the Closing Date, certified by its transfer agent or by its President or a Vice President to the best of its or his or her knowledge and belief. Global Income Fund shall issue and deliver a certificate or certificates evidencing the Global Income Fund Shares to be delivered to the account of the Trust at said transfer agent registered in such manner as the officers of the Trust may request, or provide evidence satisfactory to the Trust that such Global Income Fund Shares have been registered in an account on the books of Global Income Fund in such manner as the officers of the Trust may request.

4.   REPRESENTATIONS AND WARRANTIES BY GLOBAL INCOME FUND.
     ----------------------------------------------------

     Global Income Fund represents and warrants to the Trust that:

     (a) Global Income Fund is a corporation incorporated under the laws of the State of Maryland on January 28, 1988, and is validly existing under the laws of that State. Global Income Fund is duly registered under the 1940 Act as a non-diversified, closed-end management investment company and all of the Global Income Fund Shares sold were sold in compliance in all material respects with applicable registration requirements of the Securities Act of 1933, as amended (the "1933 Act").

     (b) Global Income Fund is authorized to issue two hundred million (200,000,000) shares of common stock of Global Income Fund, par value $0.01 per share, each outstanding share of which is fully paid, non-assessable, freely transferable and has full voting rights. Global Income Fund currently issues shares of one (1) class and it has not designated any series of shares.

     (c) The financial statements appearing in Global Income Fund's Annual Report to Shareholders for the fiscal year ended August 31, 2001, audited by PricewaterhouseCoopers LLP, a copy of which has been delivered to the Trust, fairly present the financial position of Global Income Fund as of the date indicated and the results of its operations for the periods indicated in conformity with generally accepted accounting principles applied on a consistent basis. If available, a copy of the unaudited financial statements appearing in Global Income Fund's Semi-Annual Report to Shareholders for the six-month period ended February 28, 2002, will be delivered to the Trust, which will fairly present the financial position of Global Income Fund as of the respective dates indicated and the results of its operations for the periods indicated in conformity with generally accepted accounting principles applied on a consistent basis.

     (d) The books and records of Global Income Fund accurately summarize the accounting data represented and contain no material omissions with respect to the business and operations of Global Income Fund.

     (e) Global Income Fund has the necessary power and authority to conduct its business as such business is now being conducted.

     (f) Global Income Fund is not a party to or obligated under any provision of its Articles of Incorporation or its By-Laws (together, as each has been amended to date, the "Global Income Fund Corporate Documents"), or any contract or any other commitment or obligation, and is not subject to any order or decree, that would be violated by its execution of or performance under this Plan.

     (g) Global Income Fund has elected to be treated as a regulated investment company ("RIC") for federal income tax purposes under Part I of Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), and it has qualified as a RIC for each taxable year since its inception and will qualify as a RIC as of the Closing Date, and consummation of the transactions contemplated by the Plan will not cause it to fail to be qualified as a RIC as of the Closing Date.

     (h) Global Income Fund is not under jurisdiction of a Court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

5.   REPRESENTATIONS AND WARRANTIES BY THE TRUST.
     ---------------------------------------------

     The Trust represents and warrants to Global Income Fund that:

     (a) The Trust is a business trust formed under the laws of the Commonwealth of Massachusetts on October 13,1988, and is validly existing under the laws of that Commonwealth. The Trust is duly registered under the 1940 Act as a non-diversified, closed-end management investment company and all of the Trust Shares sold were sold in compliance in all material respects with applicable registration requirements of the 1933 Act.

     (b) The Trust is authorized to issue an unlimited number of shares of beneficial interest of the Trust, par value $0.01 per share, each outstanding share of which is fully paid, non-assessable, freely transferable and has full voting rights. The Trust currently issues shares of one (1) series, and it has not designated any classes of shares.

     (c) The financial statements appearing in the Trust's Annual Report to Shareholders for the fiscal year ended August 31, 2001, audited by PricewaterhouseCoopers LLP, a copy of which has been delivered to Global Income Fund, fairly present the financial position of the Trust as of the respective dates indicated and the results of its operations for the periods indicated in conformity with generally accepted accounting principles applied on a consistent basis. If available, a copy of the unaudited financial statements appearing in the Trust's Semi-Annual Report to Shareholders for the six-month period ended February 28, 2002, will be delivered to Global Income Fund, which will fairly present the financial position of the Trust as of the respective dates indicated and the results of its operations for the periods indicated in conformity with generally accepted accounting principles applied on a consistent basis.

     (d) The books and records of the Trust accurately summarize the accounting data represented and contain no material omissions with respect to the business and operations of the Trust.

     (e) The Trust has the necessary power and authority to conduct its business as such business is now being conducted.

     (f) The Trust is not a party to or obligated under any provision of its Declaration of Trust or its By-Laws (together, as each has been amended to date, the "Trust Documents"), or any contract or any other commitment or obligation, and is not subject to any order or decree, that would be violated by its execution of or performance under this Plan.

     (g) The Trust has elected to be treated as a RIC for federal income tax purposes under Part I of Subchapter M of the Code, and it has qualified as a RIC for each taxable year since its inception and will qualify as a RIC as of the Closing Date, and consummation of the transactions contemplated by the Plan will not cause it to fail to be qualified as a RIC as of the Closing Date.

     (h) The Trust is not under jurisdiction of a Court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

6.   REPRESENTATIONS AND WARRANTIES BY THE TRUST AND GLOBAL INCOME FUND.
     ------------------------------------------------------------------

     The Trust and Global Income Fund each represents and warrants to the other that:

     (a) The statement of assets and liabilities to be furnished by it as of 4:00 p.m. Eastern time on the Closing Date, for the purpose of determining the number of Global Income Fund Shares to be issued pursuant to Section 1 of this Plan, will accurately reflect its Net Assets in the case of the Trust and its net assets in the case of Global Income Fund and the outstanding Trust Shares and Global Income Fund Shares, respectively, as of such date, in conformity with generally accepted accounting principles applied on a consistent basis.

     (b) At the Closing, it will have good and marketable title to all of the securities and other assets shown on the statement of assets and liabilities referred to in (a) above, free and clear of all liens or encumbrances of any nature whatsoever, except such imperfections of title or encumbrances as do not materially detract from the value or use of the assets subject thereto, or materially affect title thereto.

     (c) Except as has been previously disclosed in the Trust Disclosure Documents or in the Global Income Fund Disclosure Documents, there is no material suit, judicial action, or legal or administrative proceeding pending or threatened against the Trust or Global Income Fund, respectively.

     (d) There are no known actual or proposed deficiency assessments with respect to any taxes payable by it.

     (e) The execution, delivery and performance of this Plan have been duly authorized by all necessary action of the Board of Directors of Global Income Fund (the "Global Income Fund Board") and the Trust Board, respectively, and this Plan constitutes a valid and binding obligation enforceable in accordance with its terms.

     (f) It anticipates that the consummation of this Plan will not cause either the Trust or Global Income Fund to fail to conform to the requirements of Subchapter M of the Code for federal income taxation as a RIC at the end of its fiscal year.

     (g) It has the necessary power and authority to conduct its business as such business is now being conducted.

7.   COVENANTS OF THE TRUST AND GLOBAL INCOME FUND.
     ---------------------------------------------

     (a) The Trust and Global Income Fund each covenants to operate its respective business as presently conducted between the date hereof and the Closing.

     (b) The Trust undertakes that it will not acquire Global Income Fund Shares for the purpose of making distributions thereof to anyone other than the Trust's shareholders.

     (c) The Trust undertakes that, if this Plan is consummated, it will dissolve its trust existence, file an application pursuant to Section 8(f) of the 1940 Act for an order declaring that it has ceased to be an investment company and take the necessary actions, including making the necessary filings, to withdraw its shares from listing on those stock exchanges on which the Trust Shares are listed as of the Closing Date.

     (d) The Trust and Global Income Fund each agrees that, by the Closing, all of its federal and other tax returns and reports required by law to be filed on or before such date shall have been filed, and all federal and other taxes shown as due on said returns shall have either been paid or had adequate liability reserves created for the payment of such taxes.

     (e) At the Closing, the Trust will provide Global Income Fund a copy of the shareholder ledger accounts, certified by the Trust's transfer agent or its President or a Vice President to the best of its or his or her knowledge and belief, for all of the shareholders of record of the Trust Shares as of 4:00 p.m. Eastern time on the Closing Date who are to become shareholders of Global Income Fund as a result of the transfer of assets that is the subject of this Plan.

     (f) The Trust agrees to mail to each of its shareholders of record entitled to vote at the meeting of its shareholders at which action on this Plan is to be considered, in sufficient time to comply with requirements as to notice thereof, a combined Prospectus and Proxy Statement that complies in all material respects with the applicable provisions of Section 14(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and Section 20(a) of the 1940 Act, and the rules and regulations, respectively, thereunder.

     (g) Global Income Fund will file with the SEC a registration statement on Form N-14 under the 1933 Act relating to Global Income Fund Shares issuable hereunder (the "Global Income Fund N-14 Registration Statement"), and will use its best efforts to provide that the Global Income Fund N-14 Registration Statement becomes effective as promptly as is practicable. At the time it becomes effective, the Global Income Fund N-14 Registration Statement will (i) comply in all material respects with the applicable provisions of the 1933 Act, and the rules and regulations promulgated thereunder; and (ii) not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. At the time the Global Income Fund N-14 Registration Statement becomes effective, at the time of the Trust's shareholders' meeting to consider this Plan, and at the Closing Date, the Prospectus and Statement of Additional Information included in the Global Income Fund N-14 Registration Statement will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (h) Global Income Fund will take the necessary actions to (i) maintain the listing of its shares on each stock exchange on which Global Income Fund Shares are listed as of the date of this Plan, and until such a time as the Global Income Fund Board determines that it is no longer in the best interests of Global Income Fund and its shareholders, and
         (ii) obtain the listing on each such stock exchange of those Global Income Fund Shares that are to be issued by Global Income Fund in order to consummate the Reorganization as set forth in Section 1 of this Plan.

8.   CONDITIONS PRECEDENT TO BE FULFILLED BY THE TRUST AND GLOBAL INCOME FUND.
     ------------------------------------------------------------------------

     The consummation of this Plan hereunder shall be subject to the following respective conditions:

     (a) That: (i) all the representations and warranties of the other party contained herein shall be true and correct as of the Closing with the same effect as though made as of and at such date; (ii) the other party shall have performed all obligations required by this Plan to be performed by it prior to the Closing; and (iii) the other party shall have delivered to such party a certificate signed by the President, a Vice President or an equivalent officer to the foregoing effect.

     (b) That each party shall have delivered to the other party a copy of the resolutions approving the Plan adopted and approved by the appropriate action of the Trust Board or the Global Income Fund Board, as appropriate, certified by its President, a Vice President or an equivalent officer of the Trust or Global Income Fund, respectively.

     (c) That the SEC shall not have issued an unfavorable management report under Section 25(b) of the 1940 Act or instituted or threatened to institute any proceeding seeking to enjoin consummation of the Plan under Section 25(c) of the 1940 Act. And, further, no other legal, administrative or other proceeding shall have been instituted or threatened that would materially affect the financial condition of either party or would prohibit the transactions contemplated hereby.

     (d) That this Plan and the Reorganization contemplated hereby shall have been adopted and approved by the appropriate action of the shareholders of the Trust at an annual or special meeting or any adjournment thereof.

     (e) That a distribution or distributions shall have been declared for the Trust prior to the Closing Date that, together with all previous distributions, shall have the effect of distributing to its shareholders (i) all of its ordinary income and all of its capital gain net income, if any, for the period from the close of its last fiscal year to 4:00 p.m. Eastern time on the Closing Date; and (ii) any undistributed ordinary income and capital gain net income from any period to the extent not otherwise declared for distribution. Capital gain net income has the meaning given such term by Section 1222(a) of the Code.

     (f) That there shall be delivered to the Trust and Global Income Fund an opinion from Stradley Ronon Stevens & Young, LLP, counsel to the Trust and Global Income Fund, to the effect that, provided the acquisition contemplated hereby is carried out in accordance with this Plan and the laws of the State of Maryland and the Commonwealth of Massachusetts, and based upon certificates of the officers of the Trust and Global Income Fund with regard to matters of fact:

          (1) The acquisition by Global Income Fund of substantially all the assets of the Trust as provided for herein in exchange for Global Income Fund Shares followed by the distribution by the Trust to its shareholders of Global Income Fund Shares in complete liquidation of the Trust will qualify as a reorganization within the meaning of Section 368(a)(1) of the Code, and the Trust and Global Income Fund will each be a "party to the reorganization" within the meaning of Section 368(b) of the Code;

          (2) No gain or loss will be recognized by the Trust upon the transfer of substantially all of its assets to Global Income Fund in exchange solely for voting shares of Global Income Fund (Sections 361(a) and 357(a) of the Code);

          (3) No gain or loss will be recognized by Global Income Fund upon the receipt of substantially all of the assets of the Trust in exchange solely for voting shares of Global Income Fund (Section 1032(a) of the Code);

          (4) No gain or loss will be recognized by the Trust upon the distribution of Global Income Fund Shares to its shareholders in liquidation of the Trust (in pursuance of the Plan) (Section 361(c)(1) of the Code);

          (5) The basis of the assets of the Trust received by Global Income Fund will be the same as the basis of such assets to the Trust immediately prior to the reorganization (Section 362(b) of the Code);

          (6) The holding period of the assets of the Trust received by Global Income Fund will include the period during which such assets were held by the Trust (Section 1223(2) of the Code);

          (7) No gain or loss will be recognized to the shareholders of the Trust upon the exchange of their shares in the Trust for voting shares of Global Income Fund, including fractional shares to which they may be entitled (Section 354(a) of the Code);

          (8) The basis of Global Income Fund Shares received by the shareholders of the Trust shall be the same as the basis of the Trust Shares exchanged therefore (Section 358(a)(1) of the Code);

          (9) The holding period of Global Income Fund Shares received by shareholders of the Trust (including fractional shares to which they may be entitled) will include the holding period of the Trust Shares surrendered in exchange therefore, provided that the Trust Shares were held as a capital asset on the effective date of the exchange (Section 1223(1) of the Code); and

          (10) Global Income Fund will succeed to and take into account as of the date of the transfer (as defined in Section 1.381(b)-1(b) of the regulations issued by the United States Treasury ("Treasury Regulations")) the items of the Trust described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Treasury Regulations.

     (g) That there shall be delivered to Global Income Fund an opinion in form and substance satisfactory to it from Stradley Ronon Stevens &
         Young, LLP, counsel to the Trust, to the effect that, subject in all respects to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws now or hereafter affecting generally the enforcement of creditors' rights:

          (1) The Trust is a business trust formed under the laws of the Commonwealth of Massachusetts on October 13, 1988, and is a validly existing trust and in good standing under the laws of that Commonwealth;

          (2) The Trust is authorized to issue an unlimited number of shares of beneficial interest, par value $0.01 per share. The Trust currently issues shares of one (1) series and it has not designated any classes of shares. Assuming that the initial shares of beneficial interest of the Trust were issued in accordance with the 1940 Act and the Trust Documents, and that all other outstanding shares of the Trust were sold, issued and paid for in compliance in all material respects with applicable registration requirements of the 1933 Act, each such outstanding share is fully paid, non-assessable, freely transferable and has full voting rights in accordance with the terms of the Trust Documents;

          (3) The Trust is a closed-end investment company of the management type registered as such under the 1940 Act;

          (4) Except as disclosed in the Trust Disclosure Documents, such counsel does not know of any material suit, action or legal or administrative proceeding pending or threatened against the Trust, the unfavorable outcome of which would materially and adversely affect the Trust;

          (5) All trust actions required to be taken by the Trust to authorize this Plan and to effect the Reorganization contemplated hereby have been duly authorized by all necessary action on the part of the Trust; and

          (6) The execution, delivery or performance of this Plan by the Trust will not violate any provision of its Trust Documents, or the provisions of any agreement or other instrument known to such counsel to which the Trust is a party or by which the Trust is otherwise bound; this Plan is the legal, valid and binding obligation of the Trust and is enforceable against the Trust in accordance with its terms.

     In giving the opinions set forth above, this counsel may state that it is relying on certificates of the officers of the Trust with regard to matters of fact, and certain certifications and written statements of governmental officials with respect to the good standing of the Trust.

     (h) That there shall be delivered to the Trust an opinion in form and substance satisfactory to it from Stradley Ronon Stevens & Young, LLP, counsel to Global Income Fund, to the effect that, subject in all respects to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws now or hereafter affecting generally the enforcement of creditors' rights:

          (1) Global Income Fund is a corporation incorporated under the laws of the State of Maryland on January 28, 1988, and is a validly existing corporation and in good standing under the laws of that State;

          (2) Global Income Fund is authorized to issue two hundred million (200,000,000) shares of common stock, par value $0.01 per share. Global Income Fund currently issues shares of one (1) class and it has not designated any series of shares. Assuming that the initial Global Income Fund Shares were issued in accordance with the 1940 Act and the Global Income Fund Corporate Documents, and that all other outstanding shares of Global Income Fund were sold, issued and paid for in compliance in all material respects with applicable registration requirements of the 1933 Act, each such outstanding share is fully paid, non-assessable, freely transferable and has full voting rights in accordance with the terms of the Global Income Fund Corporate Documents;

          (3) Global Income Fund is a closed-end investment company of the management type registered as such under the 1940 Act;

          (4) Except as disclosed in the Global Income Fund Disclosure Documents, such counsel does not know of any material suit, action or legal or administrative proceeding pending or threatened against Global Income Fund, the unfavorable outcome of which would materially and adversely affect Global Income Fund;

          (5) Global Income Fund Shares to be issued pursuant to the terms of this Plan have been duly authorized and, when issued and delivered as provided in this Plan, will have been validly issued and fully paid and will be non-assessable by Global Income Fund;

          (6) All corporate actions required to be taken by Global Income Fund to authorize this Plan and to effect the Reorganization contemplated hereby have been duly authorized by all necessary action on the part of Global Income Fund;

          (7) The execution, delivery or performance of this Plan by Global Income Fund will not violate any provision of its Global Income Fund Corporate Documents, or the provisions of any agreement or other instrument known to such counsel to which Global Income Fund is a party or by which Global Income Fund is otherwise bound; this Plan is the legal, valid and binding obligation of Global Income Fund and is enforceable against Global Income Fund in accordance with its terms; and

          (8) The Global Income Fund N-14 Registration Statement has been declared or, by operation of rule, has become effective under the 1933 Act, and, to the best knowledge of such counsel, no stop order suspending the effectiveness of such Registration Statement has been issued, and no proceedings for such purpose have been instituted or are pending before or threatened by the SEC under the 1933 Act, and nothing has come to counsel's attention that causes it to believe that, at the time the Global Income Fund N-14 Registration Statement became effective, or at the Closing, such Registration Statement (except for the financial statements and other financial and statistical data included therein, as to which counsel need not express an opinion), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and such counsel knows of no legal or government proceedings required to be described in the Global Income Fund N-14 Registration Statement, or of any contract or document of a character required to be described in the Global Income Fund N-14 Registration Statement that is not described as required.

     In giving the opinions set forth above, this counsel may state that it is relying on certificates of the officers of Global Income Fund with regard to matters of fact, and certain certifications and written statements of governmental officials with respect to the good standing of Global Income Fund.

     (i) That the Trust shall have received a certificate from the President or a Vice President of Global Income Fund to the effect that the statements contained in the Global Income Fund N-14 Registration Statement, at the time the Global Income Fund N-14 Registration Statement became effective, at the date of the signing of this Plan, and at the Closing, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

     (j) That the Global Income Fund N-14 Registration Statement with respect to Global Income Fund Shares to be delivered to the Trust's shareholders in accordance with this Plan shall have become effective, and no stop order suspending the effectiveness of the Global Income Fund N-14 Registration Statement or any amendment or supplement thereto, shall have been issued prior to the Closing Date or shall be in effect at Closing, and no proceedings for the issuance of such an order shall be pending or threatened on that date.

     (k) That Global Income Fund Shares to be delivered hereunder shall be eligible for sale with each state commission or agency with which such eligibility is required in order to permit Global Income Fund Shares lawfully to be delivered to each holder of the Trust Shares.

     (l) That, at the Closing, there shall be transferred to Global Income Fund, aggregate Net Assets of the Trust comprising at least 90% in fair market value of the total net assets and 70% of the fair market value of the total gross assets recorded on the books of the Trust on the Closing Date.

     (m) That there be delivered to Global Income Fund information concerning the tax basis of the Trust in all securities transferred to Global Income Fund, together with shareholder information including the names, addresses and taxpayer identification numbers of the shareholders of the Trust as of the Closing Date, the number of shares held by each shareholder, the dividend reinvestment elections applicable to each shareholder, and the backup withholding and nonresident alien withholding certifications, notices or records on file with the Trust with respect to each shareholder.

     (n) That all consents of other parties, and all other consents, orders and permits of federal, state and local regulatory authorities (including those of the SEC and of state Blue Sky securities authorities, including any necessary "no-action" positions or exemptive orders from such federal and state authorities), required to permit consummation of the Reorganization contemplated hereby shall have been obtained, except where failure to obtain any such consent, order or permit would not involve a risk of a material adverse effect on the assets or properties of the Trust or Global Income Fund.

     (o) That as of the Closing Date, Global Income Fund shall have (i) maintained the listing of its shares on each stock exchange on which Global Income Fund Shares were listed as of the date of this Plan, and
         (ii) obtained the listing on each such stock exchange of those Global Income Fund Shares that are to be issued by Global Income Fund pursuant to this Plan and the Reorganization.

9.   BROKERAGE FEES AND EXPENSES.
    -----------------------------

     (a) The Trust and Global Income Fund each represents and warrants to the other that there are no broker or finders' fees payable by it in connection with the transactions provided for herein.

     (b) The expenses of entering into and carrying out the provisions of this Plan shall be borne one-quarter by the Trust, one-quarter by Global Income Fund and one-half by Franklin Advisers Inc.

10.  TERMINATION; POSTPONEMENT; WAIVER; ORDER.
     ------------------------------------------

     (a) Anything contained in this Plan to the contrary notwithstanding, this Plan may be terminated and the Reorganization abandoned at any time (whether before or after approval thereof by the shareholders of the Trust) prior to the Closing, or the Closing may be postponed as follows:

          (1) by mutual consent of the Trust and Global Income Fund;

          (2) by Global Income Fund if any condition of its obligations set forth in Section 8 has not been fulfilled or waived; or

          (3) by the  Trust if any condition  of its obligations set forth in
              Section 8 has not been fulfilled or waived.

     An election by the Trust or Global Income Fund to terminate this Plan and to abandon the Reorganization shall be exercised by the Trust board or the Global Income Fund Board, respectively.

     (b) If the transactions contemplated by this Plan have not been consummated by December 31, 2002, the Plan shall automatically terminate on that date, unless a later date is agreed to by both the Trust Board and the Global Income Fund Board.

     (c) In the event of termination of this Plan pursuant to the provisions hereof, the Plan shall become void and have no further effect, and neither the Trust nor Global Income Fund, nor their trustees, directors, officers or agents or the shareholders of the Trust or Global Income Fund shall have any liability in respect of this Plan.

     (d) At any time prior to the Closing, any of the terms or conditions of this Plan may be waived by the party who is entitled to the benefit thereof by action taken by the Global Income Fund Board or the Trust Board, as the case may be, if, in the judgment of such Board, such action or waiver will not have a material adverse effect on the benefits intended under this Plan to its shareholders, on behalf of whom such action is taken.

     (e) The respective representations and warranties contained in Sections 4 through 6 hereof shall expire with and be terminated by the Reorganization, and neither the Trust nor Global Income Fund, nor any of their officers, trustees, directors, agents or shareholders shall have any liability with respect to such representations or warranties after the Closing. This provision shall not protect any officer, trustee, director, agent or shareholder of the Trust or Global Income Fund against any liability to the entity for which that officer, trustee, director, agent or shareholder so acts or to its shareholders to which that officer, trustee, director, agent or shareholder would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties in the conduct of such office.

     (f) If any order or orders of the SEC with respect to this Plan shall be issued prior to the Closing and shall impose any terms or conditions that are determined by action of the Trust Board and the Global Income Fund Board to be acceptable, such terms and conditions shall be binding as if a part of this Plan without further vote or approval of the shareholders of the Trust, unless such terms and conditions shall result in a change in the method of computing the number of Global Income Fund Shares to be issued to the Trust in which event, unless such terms and conditions shall have been included in the proxy solicitation material furnished to the shareholders of the Trust prior to the meeting at which the transactions contemplated by this Plan shall have been approved, this Plan shall not be consummated and shall terminate unless the Trust shall promptly call a special meeting of its shareholders at which such conditions so imposed shall be submitted for approval.

11.  ENTIRE AGREEMENT AND AMENDMENTS.

     This Plan embodies the entire agreement between the parties and there are no agreements, understandings, restrictions or warranties relating to the transactions contemplated by this Plan other than those set forth herein or herein provided for. This Plan may be amended only by mutual consent of the parties in writing. Neither this Plan nor any interest herein may be assigned without the prior written consent of the other party.

12.  COUNTERPARTS.

     This Plan may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts together shall constitute but one instrument.

13.  NOTICES.

     (a) Any notice, report or demand required or permitted by any provision of this Plan shall be in writing and shall be deemed to have been given to the Trust if delivered or mailed, first class postage prepaid, addressed to Templeton Global Governments Income Trust, at 500 East Broward Boulevard, Fort Lauderdale, Florida 33394, Attention:
         Secretary.

     (b) Any notice, report or demand required or permitted by any provision of this Plan shall be in writing and shall be deemed to have been given to Global Income Fund if delivered or mailed, first class postage prepaid, addressed to Templeton Global Income Fund, Inc., at 500 East Broward Boulevard, Fort Lauderdale, Florida 33394, Attention:
         Secretary.

14.  GOVERNING LAW.

     This Plan shall be governed by and carried out in accordance with the laws of the Commonwealth of Massachusetts.

     IN WITNESS WHEREOF, the Trust and Global Income Fund have each caused this Plan to be executed on its behalf by its duly authorized officers, all as of the date and year first-above written.

                                                TEMPLETON GLOBAL GOVERNMENTS
                                                INCOME TRUST


Attest:/s/LORI A. WEBER                         By:/s/GREGORY E. MCGOWAN
       -------------------------                   ------------------------
      Lori A. Weber                                Gregory E. McGowan
      Assistant Secretary                          President


                                                TEMPLETON GLOBAL INCOME FUND,
                                                INC.



Attest:/s/LORI A. WEBER                         By:/s/BARBARA J. GREEN
       -------------------------                   ------------------------
      Lori A. Weber                                Barbara J. Green
      Assistant Secretary                          Vice President and Secretary